UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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RJO GLOBAL TRUST

(Name of Registrant as Specified In Its Charter)

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RJO Global Trust

(a Delaware statutory trust)

c/o R.J. O’Brien Fund Management, LLC

222 South Riverside Plaza, Suite 900

Chicago, Illinois 60606

(888) 292-9399

June 28, 2012

To the unitholders of RJO Global Trust:

The Board of Directors (the “Board”) of R.J. O’Brien Fund Management, LLC, the managing owner of RJO Global Trust, a Delaware statutory trust (the “Trust”), has been conducting a consent solicitation campaign to amend the Trust’s Ninth Amended and Restated Declaration and Agreement of Trust, dated as of September 1, 2010, as amended, to reflect a minimum net worth requirement to be maintained by the Managing Owner of $50,000, instead of $1 million (the “Proposal”). Please refer to the Consent Solicitation filed with the Securities and Exchange Commission and mailed to you on or about May 21, 2012 for more details about the Proposal.

The Trust has received a favorable response from the individual unitholders who have submitted their consent. However, significant additional participation is necessary to approve the Proposal as fewer than 50% of the outstanding units have responded. As such, the Trust will extend the consent solicitation period until July 30, 2012 in order to solicit additional consents to the Proposal.

The Board recommends that you submit a written consent “FOR” the Proposal.

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Returning your written consent is easy and takes only a few moments of your time. Choose one of the following methods:

1.       Return your consent by mail. You may submit your written consent by completing, dating, and signing the written consent form that was mailed to you on or about May 21, 2012 and returning it in the reply envelope that was enclosed. If you need an additional consent form, please call (888) 292-9399.

2.       Return your consent via e-mail. You may return your written consent via e-mail, by sending a message to fundadmin@rjobrien.com that includes your name, address, and your selection with respect to the Proposal of “CONSENTS/FOR,” “WITHHOLDS CONSENT/AGAINST,” or “ABSTAIN.”

Your consent is important no matter how many units of the Trust you own. Please return your consent immediately to be sure your consent is received by July 30, 2012.

Thank you for your participation and your investment with RJO Global Trust.

Annette A. Cazenave

Executive Vice President and Director

R.J. O’Brien Fund Management, LLC